Preferred Apartment Communities, Inc. Stockholders Approve Acquisition by Blackstone Real Estate Income Trust, Inc.
Atlanta, GA -- June 17, 2022 -- Preferred Apartment Communities, Inc. (NYSE: APTS) (“PAC” or the “Company”) announced that, at the concluded special meeting of stockholders (the “Special Meeting”) held today, its stockholders approved the acquisition of PAC by Blackstone Real Estate Income Trust, Inc. Based on the preliminary voting results provided by the independent Inspector of Election, over 99% of votes cast were in favor of the transaction. PAC will provide final vote results for the Special Meeting, as certified by the independent Inspector of Election, on a Form 8-K to be filed with the U.S. Securities and Exchange Commission.

The transaction is expected to close on or about June 23, 2022, subject to the satisfaction or waiver of customary closing conditions. Under the terms of the merger agreement announced on February 16, 2022, among other things, each share of PAC common stock issued and outstanding at the effective time of the merger will be automatically cancelled and converted into the right to receive, in accordance with the terms of the merger agreement, an amount in cash equal to $25.00 per share, without interest. Upon closing of the transaction, PAC common stock will no longer be listed on any public market.

About Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc. (NYSE: APTS) is a real estate investment trust engaged primarily in the ownership and operation of Class A multifamily properties, with select investments in grocery anchored shopping centers. Preferred Apartment Communities’ investment objective is to generate attractive, stable returns for stockholders by investing in income-producing properties and acquiring or originating real estate loans. As of March 31, 2022, the Company owned or was invested in 113 properties in 13 states, predominantly in the Southeast region of the United States. Learn more at www.pacapts.com.

SOURCE: Preferred Apartment Communities, Inc.
Preferred Apartment Communities, Inc.
John A. Isakson 770-818-4109
Chief Financial Officer
Email: jisakson@pacapts.com

Preferred Apartment Communities, Inc.
Paul Cullen 770-818-4144
Executive Vice President-Investor Relations
Email: Investorrelations@pacapts.com